Exhibit 10.5
DIRECTOR RESTRICTED STOCK UNIT GRANT NOTICE

WEWORK INC.

2021 EQUITY INCENTIVE PLAN

WeWork Inc. (the “Company”) hereby grants to the Grantee, as of the Grant Date, the number of restricted stock units (“RSUs”) each as indicated below under the WeWork Inc. 2021 Equity Incentive Plan, as amended from time to time (the “Plan”). Capitalized terms not otherwise defined herein will have the meanings set forth in the Plan or the attached Director Restricted Stock Unit Award Agreement (the “RSU Award Agreement”).

Grantee:	[Full Name]
Grant Date:	[Month Day, Year]
Number of RSUs:	[Number]
Vesting Schedule:	100% of the RSUs will vest on the date immediately prior to the date of the Company’s annual shareholders meeting that next follows the Grant Date, subject to the Grantee’s continuous service with the Company through such date.

Additional Terms & Acknowledgement:
The Grantee and the Company agree that the RSUs are granted under and governed by this Grant Notice and by the provisions of the Plan and the RSU Award Agreement. The Plan and the RSU Award Agreement are incorporated herein by reference. The Grantee acknowledges receipt of a copy of this Grant Notice, the Plan and the RSU Award Agreement, represents that the Grantee has carefully read and is familiar with their provisions, and hereby accepts the RSUs subject to all of their respective terms and conditions. Notwithstanding anything in the prior sentence, if the Grantee has not actively accepted the RSUs within ninety (90) days of the Grant Date, the Grantee is deemed to have accepted the RSUs, subject to all of the terms and conditions in this Grant Notice, the Plan and the RSU Award Agreement.
This Grant Notice may be executed and delivered electronically whether via the Company’s intranet or the Internet site of a third party or via email or any other means of electronic delivery specified by the Company. By the Grantee’s acceptance hereof (whether written, electronic or otherwise), the Grantee agrees, to the fullest extent permitted by law, that in lieu of receiving documents in paper format, the Grantee accepts the electronic delivery of any documents that the Company (or any third party the Company may designate), may deliver in connection with this grant (including the Plan, this Grant Notice, the RSU Award Agreement, legally required notices, account statements, or other communications or information) whether via the Company’s intranet or the Internet site of such third party or via email or such other means of electronic delivery specified by the Company.

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WEWORK INC.
By
Name:
Title:
Date:

By clicking the applicable acceptance box on the Shareworks platform, or any successor or replacement platform or system thereto, the Grantee agrees to all of the terms and conditions described in this Grant Notice, the RSU Award Agreement and the Plan.

DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT

WEWORK INC.

2021 EQUITY INCENTIVE PLAN

This Director Restricted Stock Unit Award Agreement (this “RSU Award Agreement”) is made by and between the Company and the Grantee. Capitalized terms not defined herein shall have the meaning ascribed to them in the WeWork Inc. 2021 Equity Incentive Plan, as amended from time to time (the “Plan”) or the Director Restricted Stock Unit Grant Notice attached as the facing page(s) to this RSU Award Agreement (the “Grant Notice”), as applicable. References to this RSU Award Agreement shall also be deemed to include a reference to the Grant Notice, unless the context provides otherwise.
1.Grant of Restricted Stock Units. The Company hereby grants to the Grantee the number of restricted stock units (the “RSUs”) as set forth in the Grant Notice, subject to all of the terms and conditions of this RSU Award Agreement and the Plan.
2.Vesting. Subject to Section 4 below, the RSUs will vest in accordance with the Vesting Schedule set forth in the Grant Notice. RSUs that vest in accordance with the Vesting Schedule set forth in the Grant Notice, or pursuant to Section 4 below, are referred to herein as “Vested RSUs” and the date of such vesting is referred to herein as the “Vesting Date”.
3.Settlement. Each RSU granted hereunder shall represent the right to receive one (1) share of the Company’s Common Stock (a “Share”). Each Share underlying a Vested RSU shall be issued to the Grantee within 10 business days following the Vesting Date.
4.Termination.
(a)Death; Disability. In the event the Grantee dies or incurs a termination of service with the Company and all Affiliates thereof due to the Grantee’s Disability prior to the time that all RSUs become Vested RSUs, any RSUs that have not become Vested RSUs will become Vested RSUs on the date of the Grantee’s death or termination of service due to Disability, as applicable, and each Share underlying each such Vested RSU shall be issued to the Grantee within 10 business days following such date.
(b)Other Terminations. Except as set forth in Section 4(a) above, in the event that the Grantee incurs a termination of service with the Company and all Affiliates thereof (“Termination”) or gives or receives a notice of Termination prior to the time that all RSUs become Vested RSUs, any RSUs that have not become Vested RSUs as of such date will be immediately forfeited for no consideration without any requirement for further action.
(c)Termination for Cause. In the event that the Grantee incurs a Termination for Cause, all of the RSUs (to the extent not previously settled, and including any that have become Vested RSUs) shall be immediately forfeited as of the effective date of the Termination for Cause, or at such later time and on such conditions as may be affirmatively determined by the Administrator.
5.No Obligation to Continue Services. Nothing in the Plan or this RSU Award Agreement shall confer on the Grantee any right to, or right to continue, service on the Board or any committee thereof, or any right to, or right to continue, any other service relationship with the Company or any Affiliate of the Company, or limit in any way the right of the Company or any Affiliate of the Company to terminate the Grantee’s service relationship at any time, with or without Cause.

6.RSU Award Agreement Subject to Plan. This RSU Award Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by reference, and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this RSU Award Agreement and the provisions of the Plan, the provisions of the Plan shall govern.
7.Limitations on Issuance. The Shares issuable pursuant to this RSU Award Agreement may not be issued unless such issuance is in compliance with all applicable federal and state securities laws, as they are in effect on the date of issuance.
8.Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this RSU Award Agreement, if the Grantee is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this RSU Award Agreement and the RSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent applicable law permits, this RSU Award Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
9.Tax Matters. The Grantee is ultimately liable and responsible for all taxes owed by the Grantee in connection with the RSUs. The Company makes no representation or undertaking regarding the tax treatment of the grant, vesting or settlement of the RSUs or the subsequent sale of any of the underlying Shares. The Company does not commit and is under no obligation to structure the RSUs to reduce or eliminate the Grantee’s tax liability.
10.Issuance of Shares. The Company shall issue the Shares issuable pursuant to this RSU Award Agreement registered in the name of the Grantee, the Grantee’s authorized assignee, or the Grantee’s legal representative, and shall deliver certificates representing the Shares with the appropriate legends, if any, affixed thereto.
11.Section 409A Compliance. The intent of the parties is that payments and benefits under this RSU Award Agreement are intended to qualify under the short-term deferral exception to Section 409A of the Code, and accordingly, to the maximum extent permitted, this RSU Award Agreement shall be interpreted and administered in accordance with such intention. Notwithstanding anything contained herein to the contrary, the Grantee shall not be considered to have terminated service with the Company for purposes of any payments under this RSU Award Agreement which are subject to Section 409A of the Code until the Grantee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this RSU Award Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this RSU Award Agreement or any other arrangement between the Grantee and the Company during the six-month period immediately following the Grantee’s separation from service shall instead be paid on the first business day after the date that is six months following the Grantee’s separation from service (or, if earlier, the Grantee’s date of death). The Company makes no representation that any or all of the payments described in this RSU Award Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Grantee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.
12.Compliance with Laws and Regulations. The issuance and transfer of Shares pursuant to this RSU Award Agreement shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Common Stock may be listed at the time of such issuance or transfer. The Grantee understands that the Company is under no obligation to register or qualify the Shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.
13.Nontransferability of RSUs. The RSUs granted hereunder may not be transferred in any manner other than by will, by the laws of descent and distribution or by instrument to a testamentary trust in which the RSUs are to be passed to beneficiaries upon the death of the trustor (settlor) or a revocable trust, or by gift to “immediate family” as that term is defined in 17 C.F.R. 240.16a-1(e). The terms of this RSU Award Agreement shall be binding upon the executors, administrators, successors and assigns of the Grantee.
14.Rights as a Stockholder. The Grantee shall not have any of the rights of a stockholder with respect to any Shares including any voting rights or any rights to dividends or other distributions (or equivalent or related payments), unless and until Shares are issued to the Grantee. Subject to the terms and conditions of this RSU Award Agreement, the Grantee will have all of the rights of a stockholder of the Company with respect to the Shares from and after the date that Shares are issued to the Grantee pursuant to Section 3 of this RSU Award Agreement, until such time as the Grantee disposes of the Shares.
15.Restrictions. In the event the Shares are no longer registered with the Securities and Exchange Commission (as determined by the Administrator), any Shares acquired in respect of the RSUs shall be subject to such terms and conditions as the Administrator shall determine, including, without limitation, restrictions on transferability, repurchase rights in favor of the Company, the right of the Company to require that Shares be transferred in the event of certain transactions, rights of first refusal, tag-along rights, bring-along rights, redemption and co-sale rights and voting requirements. Such terms and conditions may be additional to those contained in the Plan and may, as determined by the Administrator, be contained in a stockholders’ agreement or in such other agreement as the Administrator shall determine, in each case in a form determined by the Administrator. The Administrator may condition the issuance of such Shares on the Grantee’s consent to such terms and conditions and the Grantee’s entering into such agreement or agreements.
16.Insider Trading Policies and Laws. The Grantee shall comply with the Company’s insider trading policy and code of conduct (or related policies) as may be adopted or amended from time to time by the Board (or a duly authorized committee thereof). In addition, the Grantee shall comply with any applicable insider trading restrictions under securities laws, market abuse laws and/or other similar laws in the United States and in the Grantee’s country of residence (if different).
17.General Provisions.
(a)Interpretation. Any dispute regarding the interpretation of this RSU Award Agreement shall be submitted by the Grantee or the Company to the Administrator for review. The resolution of such a dispute by the Administrator shall be final and binding on the Company and the Grantee.
(b)Entire RSU Award Agreement. This RSU Award Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior undertakings and agreements with respect to such subject matter.
18.Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this RSU Award Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this RSU Award Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) at the time an electronic confirmation of receipt is received, if delivery is by email; (iii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (iv) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries. Any notice for delivery outside the United States will be sent by email, facsimile or by express courier. Any notice not delivered personally or by email will be sent with postage and/or other charges prepaid and properly addressed to the Grantee at the last known address on the books of the Company, or at such other address as such other party may designate by one of the indicated means of notice herein to the other parties hereto or, in the case of the Company, to it at its principal place of business. Notices to the Company will be marked “Attention: Chief Legal Officer.”
19.Successors and Assigns. The Company may assign any of its rights under this RSU Award Agreement. This RSU Award Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this RSU Award Agreement shall be binding upon the Grantee and the Grantee’s heirs, executors, administrators, legal representatives, successors and assigns.
20.Governing Law. This RSU Award Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to that body of laws pertaining to conflict of laws.
21.Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this RSU Award Agreement.
22.Titles and Headings. The titles, captions and headings of this RSU Award Agreement are included for ease of reference only and will be disregarded in interpreting or construing this RSU Award Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this RSU Award Agreement.
23.Counterparts. This RSU Award Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.
24.Severability. If any provision of this RSU Award Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this RSU Award Agreement and the remainder of this RSU Award Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this RSU Award Agreement. Notwithstanding the forgoing, if the value of this RSU Award Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.
25.Amendment. No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto, except for any amendment or modification (i) made in connection with a Change in Control or a Change in Capitalization in accordance with the Plan, (ii) that the Administrator determines would not materially impair the rights of the

Grantee under this RSU Award Agreement, or (iii) that the Administrator determines is required to satisfy any law or regulation.
26.Addendum. Notwithstanding the provisions in this RSU Award Agreement, if the Grantee resides and/or works outside the United States, as determined by the Company, the RSUs shall be subject to the special terms and conditions set forth in the addendum to this RSU Award Agreement (the “Addendum”). Moreover, if the Grantee relocates to one of the jurisdictions included in the Addendum, the special terms and conditions for such jurisdiction will apply to the RSUs to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. To the extent required by applicable law and/or to avoid adverse consequences for either the Grantee or the Company, additional terms and conditions may be applied to the RSUs if the Grantee relocates to a jurisdiction not included in the Addendum. The Addendum constitutes a part of this RSU Award Agreement.

ADDENDUM
TO THE RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER THE WEWORK INC. 2021 EQUITY INCENTIVE PLAN

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the WeWork Inc. 2021 Equity Incentive Plan, as amended from time to time (the “Plan”) and/or the Restricted Stock Unit Award Agreement to which this Addendum is attached (the “RSU Award Agreement”).
Terms and Conditions
This Addendum includes special terms and conditions that govern the RSUs granted to the Grantee under the Plan if the Grantee resides and/or works in one of the countries listed below, as determined by the Company.
If the Grantee is a citizen or resident of a country other than the one in which he or she is currently working and/or residing, transfers to another country after the grant date, changes employment status to a consultant position, or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the special terms and conditions contained herein shall be applicable to the Grantee.
Notifications
This Addendum also includes information regarding exchange controls and certain other issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan. The information is provided solely for the convenience of the Grantee and is based on the securities, exchange control and other laws in effect in the respective countries as of January 1, 2021. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Grantee not rely on the information noted herein as the only source of information relating to the consequences of the Grantee’s participation in the Plan because the information may be out of date by the time the RSUs vest or are settled or the Grantee sells any Shares.
In addition, the information contained in this Addendum is general in nature and may not apply to the Grantee’s particular situation, and neither the Company nor its Affiliates are in a position to assure the Grantee of any particular result. Accordingly, the Grantee is advised to seek appropriate professional advice as to how the applicable laws in his or her country may apply to his or her situation.
Finally, the Grantee understands that if he or she is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, transfers to another country after the grant date, or is considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to the Grantee in the same manner.
ALL COUNTRIES
Termination of Services. For purposes of the RSUs, the Grantee’s services will be considered terminated as of the earlier of (i) the date the Grantee receives notice of Termination from the Company or the Affiliate to which the Grantee is performing services (the “Employer”) or (ii) the date the Grantee is no longer actively providing services to the Company or one of its Affiliates (regardless of the reason for such Termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any) and, unless otherwise expressly provided in the RSU Award Agreement or determined by the Company, the Grantee’s right to vest in the RSUs under the RSU Award Agreement, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Grantee’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any); the Company shall have the exclusive discretion to determine when the Grantee is no longer actively providing services for purposes of the RSUs (including whether the Grantee may still be considered to be providing services while on an approved leave of absence).
ALL COUNTRIES OUTSIDE THE UNITED STATES
Data Privacy. The Grantee hereby acknowledges that the Company and/or any of its Affiliates will collect, use and transfer personal data as described in the RSU Award Agreement and will collect use and transfer other grant materials among themselves for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that the relevant and competent persons at the Company and its Affiliates hold certain personal information about the Grantee, including the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number(s), salary, nationality, job title, any Shares or directorships held in the Company or any Affiliate, details of all awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor (“Data”), for the purpose of managing and administering the Plan. Certain Data may also constitute “Sensitive Personal Data” within the meaning of applicable local law. Such data include but are not limited to Data and any changes thereto, and other appropriate personal and financial data about the Grantee. The Grantee further understands that the Company and its Affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Grantee’s participation in the Plan, and that the Company and its Affiliates may each further transfer Data to any third parties, such as a stock plan service provider, assisting the Company and its Affiliates (presently or in the future) in the implementation, administration and management of the Plan. The Grantee understands that these recipients may be located in the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country. The Grantee acknowledges that these recipients will receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of administering the Grantee’s participation in the Plan. The Grantee understands that Data will be held for as long as the Grantee is a participant in the Plan, and for an additional period thereafter to enable the Company and its Affiliates to comply with legal obligations, meet audit requirements and establish, exercise or defend legal claims. The Grantee understands that the Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to it to the extent it is inaccurate or out of date, request a list with the names and addresses of any potential recipients of Data, or request deletion of the data, in any case without cost, in writing by contacting the People Team of the Employer. The Grantee also warrants that where the Grantee discloses the personal data of third parties to the Company or its Affiliates in connection with the Plan, the Grantee has obtained the prior authorization of such third parties for the Company and its Affiliates to collect, use and disclose their personal data for the abovementioned purposes, in accordance with any applicable laws, regulations and/or guidelines. The Grantee shall indemnify the Company and its Affiliates in respect of any penalties, liabilities, claims, demands, losses and damages as a result of the Grantee’s breach of the warranty provided for in the immediately prior sentence.
Language. If the Grantee has received the RSU Award Agreement, or any other document related to the RSUs and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Compliance with Laws and Regulations. The settlement of the RSUs and any delivery of Shares or other payment made pursuant to the settlement of the RSUs shall be subject to compliance by the Company and the Grantee with all applicable requirements of applicable securities laws and with all applicable requirements of any stock exchange on which the Shares may be listed at the time of such issuance or transfer. The Grantee understands that neither the Company nor any of its Affiliates is under any obligation to register or qualify the Shares with any securities commission, or to seek approval or clearance from any governmental authority for the grant, vesting or settlement of the RSUs. Further, the Grantee agrees that the Company shall have unilateral authority to amend the RSU Award Agreement without the Grantee’s consent to the extent necessary to comply with securities or other laws applicable to the RSUs.
Responsibility for Taxes. The Grantee acknowledges that, regardless of any action taken by the Company or the Employer, the ultimate liability for all income tax, social contributions, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee or deemed by the Company or the Employer in their discretion to be an appropriate charge to the Grantee even if legally applicable to the Company or the Employer (“Tax-Related Items”) is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Grantee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee is subject to Tax-Related Items in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction. Prior to the relevant taxable or tax withholding event, as applicable, the Grantee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by: (i) requiring a cash payment paid by the Grantee; (ii) withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or any Affiliate thereof in accordance with applicable law; and/or (iii) withholding from the number of Shares or other amount payable to the Grantee upon settlement of the RSUs. Depending on the withholding method, the Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Grantee will receive a refund of any over-withheld amount in cash. If the obligation for Tax-Related Items is satisfied by withholding from the amount payable to the Grantee upon settlement of the RSUs, for tax purposes, the Grantee is deemed to have been issued the full amount payable upon such settlement of the RSUs, notwithstanding that a portion of such amount was held back solely for the purpose of paying the Tax-Related Items. Finally, the Grantee agrees to pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares or other payment in respect of the settlement of the RSUs if the Grantee fails to comply with his or her obligations in connection with the Tax-Related Items.
The Grantee has obtained any necessary advice from appropriate independent professional tax, legal, and financial advisers in relation to the taxation and social contributions or taxation, financial or legal implications of the grant, vesting, settlement, assignment, release, cancellation or any other disposal of the RSUs or underlying Shares pursuant to the Plan. In signing and returning the RSU Award Agreement, the Grantee is confirming that appropriate advice has been sought from an independent adviser. Neither the Company nor any of its Affiliates has made any representation regarding applicable taxation implications. Neither the Company nor any of its Affiliates is providing any tax, legal or financial advice. Neither the Company nor any of its Affiliates is making any recommendations regarding the Grantee’s participation in the Plan.
Repatriation; Compliance with Law. The Grantee agrees to repatriate all payments attributable to the Shares and/or cash acquired under the Plan in accordance with applicable foreign exchange rules and regulations in the Grantee’s country of employment (and country of residence, if different). In addition, the Grantee agrees to take any and all actions, and consents to any and all actions taken by the Company and any of its Affiliates, as may be required to allow the Company and any of its Affiliates to comply with local laws, rules and/or regulations in the Grantee’s country of employment (and country of residence, if different). Finally, the Grantee agrees to take any and all actions as may be required to comply with the Grantee’s personal obligations under local laws, rules and/or regulations in his or her country of employment (and country of residence, if different).
Foreign Asset and Account Reporting. The Grantee’s country of residence and/or work may have certain exchange control and/or foreign asset/account reporting requirements which may affect the Grantee’s ability to acquire or hold Shares or cash received from participating in the Plan in a brokerage or bank account outside of the Grantee’s country. The Grantee may be required to report such accounts, assets or transactions to the tax or other authorities in the Grantee’s country. The Grantee acknowledges that it is his or her responsibility to comply with any applicable regulations, and that the Grantee should speak to his or her personal advisor on this matter.
Imposition of Other Requirements. The Company and its Affiliates reserve the right to impose other requirements on the Grantee’s participation in the Plan, on the RSUs, and on any delivery of Shares or other payment made pursuant to the settlement of the RSUs, to the extent the Company or such Affiliate determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
Settlement of RSUs. Notwithstanding any provision in the RSU Award Agreement, if the Grantee is employed and/or resides outside of the United States, the Company, in its sole discretion, may provide for the settlement of the RSUs in the form of a cash payment (in an amount equal to the Fair Market Value of the Shares that correspond to the vested RSUs) to the extent that settlement in Shares (i) is prohibited under local law, (ii) would require the Grantee, or the Company or any of its Affiliates to obtain the approval of any governmental or regulatory body in the Grantee’s country of employment and/or residency, (iii) would result in adverse tax consequences for the Grantee or the Company or any of its Affiliates or (iv) is administratively burdensome.
Acknowledgements. In accepting the RSUs, the Grantee acknowledges, understands and agrees that:
•the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
•the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;
•all decisions with respect to future restricted stock units or other grants, if any, will be at the sole discretion of the Company;

•the grant of the RSUs and the Grantee’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company or any of its Affiliates;
•the Grantee is voluntarily participating in the Plan;
•the RSUs and any Shares or other payment made upon settlement of the RSUs, and the income and value of same, are not intended to replace any pension rights or compensation;
•the RSUs and any Shares or other payment made upon settlement of the RSUs, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
•the future value of the Shares underlying the RSUs is unknown, indeterminable, and cannot be predicted with certainty;
•no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the Termination of the Grantee (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is rendering services or the terms of the Grantee’s employment agreement, if any), and in consideration of the grant of the RSUs to which the Grantee is otherwise not entitled, the Grantee irrevocably (i) agrees never to institute any such claim against the Company or any of its Affiliates, (ii) waives his or her ability, if any, to bring any such claim, and (iii) releases the Company and its Affiliates from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Grantee shall be deemed irrevocably to have agreed not to pursue such claim and to execute any and all documents necessary to request dismissal or withdrawal of such claim;
•unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by the RSU Award Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
•none of the Company or any of its Affiliates shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency or the United States Dollar that may affect the value of the RSUs or of any amounts due to the Grantee pursuant to the settlement of the RSUs. To the extent that the Company determines that a currency exchange or conversion is necessary in connection with the settlement of the RSUs or any other matter, such exchange shall be calculated and determined by the Company in its sole discretion, and the Company’s determination shall be binding.
ALL COUNTRIES IN THE EUROPEAN UNION
Data Controller. For the purposes of the “Data Privacy” section above and compliance with applicable laws, the Company and its Affiliates shall serve as data controllers.
Purpose and Legal Basis. The Company and its Affiliates will process the Grantee’s Data for the purposes of (i) implementing and administering the Plan, and (ii) managing the Grantee’s participation in the Plan. The Company’s legal basis for processing the Grantee’s Data is the fact that the processing is necessary for the Company to comply with its contractual obligations to the Grantee set out in the RSU Award Agreement. Affiliates’ legal basis for this processing is their legitimate interests in assisting the Company comply with its contractual obligations to the Grantee.
International Transfers. Where applicable, Data will be transferred to Affiliates and, where applicable, third parties, outside the European Union with adoption of appropriate safeguards such as a data transfer agreement based on the European Commission’s Model Clauses. For more information about the specific safeguards, and to obtain a copy, Grantees acknowledge that they can contact the Employer’s People Team.
Recourse. In the event the Grantee deems the processing of his or her Data under the RSU Award Agreement to be in breach of applicable data protection laws, regulations and/or guidelines, the Grantee is entitled to submit a claim to the data protection supervisory authority in the applicable EU member state.
FRANCE
Award Not French-Qualified. The RSUs are not granted under the French specific regime provided by Articles L.225-197-1 and seq. of the French Commercial Code, as amended.
English Language Consent. The parties acknowledge and agree that it is their express wish that the RSU Award Agreement and the Plan, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir expressément souhaité que la convention (le “RSU Award Agreement”), ainsi que tous les documents, avis et procédures judiciaries, éxecutés, donnés ou intentés en vertu de, ou lié, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.